EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company Expanded Earnings Information

For the Quarters and Nine-Months Ended September 30, 2003 and September 30, 2002

Jonesboro, GA October 9, 2003:

	Three-months ended September 30, 2003	Three-months ended September 30, 2002	Nine-months Ended September 30, 2003	Nine-months Ended September 30, 2002
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$291,698	$263,670
CCF Net Income for the Period	$630	$556	$1,745	$1,428
Basic Earnings per Share for the Period	$0.43	$0.38 (a)	$1.19	$0.97 (a)
Net Interest Margin	4.14%	4.33%	4.21%	4.28%
Efficiency Ratio	66.25%	64.93%	67.68%	65.66%
Total Loans (end of period)	$217,766	$193,122
Non-Performing Loans (end of period)	$580	$603
Loan Loss Provision	$135	$266	$405	$915
Loan Loss Reserve (end of period)	$2,565	$2,871
Consolidated Equity (end of period)	$19,267	$17,494

(a)	Adjusted to reflect the effect of a 3 for 2 stock split paid to shareholders of record on December 4, 2002.

CCF Holding Company, The Holding Company for Heritage Bank, Announces Earnings

For The Quarter And Nine-Month Period Ending September 30, 2003.

CCF Holding Company today announced the results of its operations for the three and nine months ended September 30, 2003. The Company’s total loans at September 30, 2003 were $218 million as compared to $193 million for the period ending September 30, 2002. This represents an increase of approximately $25 million or 13%. The Company’s net interest margin for the nine-month period ending September 30, 2003 was 4.21% as compared to 4.28% for the nine-month period ending September 30, 2002. The net interest margin for the three-month periods were 4.14% at September 30, 2003 and 4.33% at September 30, 2002. Continued downward pressure on interest rates has caused the declines. The Company’s loan loss reserve balance at September 30, 2003 was $2,565,000 or 1.17% of loans outstanding. For the period ending September 30, 2002, the loan loss reserve was $2,871,000 or 1.48% of loans outstanding.

Non-performing loans totaled $580,000 at September 30, 2003, which equaled 0.27% of loans outstanding. At September 30, 2002, non-performing loans of $603,000 were 0.31% of loans outstanding. The decrease in non-performing loans and the decrease in the loan loss reserve were primarily due to the charge off of two commercial loans in the third quarter of 2003 that had been restructured and had been carried as non-performing since September 2002. One of these loans continues to pay as agreed under the restructure, but will now be handled as a recovery. The second loan was charged-off as a part of a negotiated settlement. Based on the bank’s internal calculation which is supported by third party reviews, the allowance for loan losses remains adequate.

Earnings of $1,745,000, or $1.19 basic earnings per share, represented a growth rate of 22.68% for the nine-month period ending September 30, 2003 over the same nine-month period ending September 30, 2002, which had earnings of $1,428,000, or $0.97 basic earnings per share (adjusted for the 3 for 2 stock split paid to shareholders of record on December 4, 2002). For the three-month period ending September 30, 2003, earnings were $630,000, or $0.43 basic earnings per share. This was an increase 13.15%, or $74,000, over earnings for the three-month period ending September 30, 2002, of $556,000, or $0.38 basic earnings per share (adjusted for the 3 for 2 stock split paid to shareholders of record on December 4, 2002). Diluted earnings per share will be available in the 10-QSB filing for the quarter ending September 30, 2003.

Consolidated equity for the Company was $19,267,000 at September 30, 2003, as compared to $17,494,000 for the period ending September 30, 2002. This is an increase of $1,773,000 or 10.13%.

CCF Holding Company is the parent company of Heritage Bank, a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The bank has five full service offices. The Company’s stock is traded on the Nasdaq SmallCap market under the symbol “CCFH.” The information contained in this press release should be reviewed in conjunction with the Company’s 10-QSB filing when available on the EDGAR system.